As filed with the Securities and Exchange Commission on November 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spire Global, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4899	85-1276957
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8000 Towers Crescent Drive

Suite 1100

Vienna, Virginia 22182

(202) 301-5127

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Peter Platzer

Chief Executive Officer

Spire Global, Inc.

8000 Towers Crescent Drive

Suite 1100

Vienna, Virginia 22182

(202) 301-5127

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jonathan R. Zimmerman Elizabeth A. Diffley Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street Minneapolis, Minnesota 55402 Telephone: (612) 766-7000 Facsimile: (612) 766-1600	David Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Telephone: (212) 225-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:  ☐

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY- SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2022

PROSPECTUS/OFFER TO EXCHANGE

Spire Global, Inc.

Offer to Exchange Warrants to Purchase Class A Common Stock

(CUSIP No. 848560116)

of

Spire Global, Inc.

for

Class A Common Stock of Spire Global, Inc.

and

Consent Solicitation

THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M., EASTERN TIME, ON DECEMBER 14, 2022, OR SUCH LATER TIME AND

DATE TO WHICH WE MAY EXTEND.

Terms of the Offer and Consent Solicitation

Until the Expiration Date (as defined below), we are offering to the holders of our Warrants (as defined below) as described below the opportunity to receive 0.2 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) of Spire Global, Inc. (the “Company”) in exchange for each of our outstanding Warrants tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to:

•

All holders of our publicly traded warrants (the “Public Warrants”) to purchase shares of our Class A Common Stock that were issued under the warrant agreement dated September 9, 2020, by and between us and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), in connection with the initial public offering of NavSight Holdings, Inc., our predecessor (the “IPO”), which entitle such warrant holders to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to adjustments. As of November 14, 2022, 11,499,982 Public Warrants were outstanding.

•

All holders of our warrants to purchase Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO to the Company’s sponsor, Six4 Holdings, LLC (the “Sponsor” and such warrants, the “Private Warrants”). As of November 14, 2022, 6,600,000 Private Warrants were outstanding. The terms of the Private Warrants are identical to the Public Warrants, except that so long as they are held by the Sponsor or its permitted transferees the Private Warrants: (i) are not redeemable by the Company; (ii) may be exercised by the holders on a cashless basis; and (iii) are entitled to registration rights. The Public Warrants and the Private Warrants are collectively referred to as the “Warrants.”

Pursuant to the Offer, we are offering up to an aggregate of 3,619,996 shares of our Class A Common Stock in exchange for the Warrants.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SPIR” and “SPIR.WS”, respectively.

Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.2 shares of our Class A Common Stock for each Warrant tendered by such holder and exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period (as defined below). Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Concurrently with the Offer, we are also soliciting consents (the “Consent Solicitation”) from holders of the Public Warrants to amend (the “Warrant Amendment”) the Warrant Agreement that governs all of the Warrants to permit the Company to require that each outstanding Warrant be exchanged into 0.18 shares of Class A Common Stock, which is a ratio 10% less than the ratio applicable to the Offer. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the then outstanding Public Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Public Warrants. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment. The consent to the Warrant Amendment is a part of the letter of transmittal and consent relating to the Warrants, and therefore by tendering your Warrants for exchange you will deliver to us your consent. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Warrants you have tendered.

Parties representing approximately 21.2% of the outstanding Public Warrants and 100% of the outstanding Private Warrants have agreed to tender their Public Warrants and Private Warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to a tender and support agreement (the “Tender and Support Agreement”). Accordingly, if holders of an additional approximately 43.8% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the Offer. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Transactions and Agreements Concerning Our Securities.”

The Offer and Consent Solicitation is made solely upon the terms and conditions in this Prospectus/Offer to Exchange and in the related letter of transmittal and consent (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”). The Offer and Consent Solicitation will be open until 11:59 p.m., Eastern Time, on December 14, 2022, or such later time and date to which we may extend (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) Warrant Holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants to the holders (and the consent to the Warrant Amendment will be revoked).

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent. If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions in this Prospectus/Offer to Exchange. In addition, tendered Warrants that are not accepted by us for exchange by December 14, 2022, may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange. If you withdraw the tender of your Warrants, your consent to the Warrant Amendment will be withdrawn as a result.

Warrants not exchanged for our shares of Class A Common Stock pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendment is approved. We reserve the right to redeem any of the Warrants, as applicable, pursuant to their current terms at any time, and if the Warrant Amendment is approved, we intend to require the exchange of all outstanding Warrants to Class A Common Stock as provided in the Warrant Amendment. Our Warrants are currently listed on NYSE under the symbol “SPIR.WS”; however, the NYSE may consider delisting the Public Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Public Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

The Offer and Consent Solicitation is conditioned upon the effectiveness of a registration statement on Form S-4 that we filed with the Securities and Exchange Commission (the “SEC”) regarding the Class A Common Stock issuable upon exchange of the Warrants pursuant to the Offer. This Prospectus/Offer to Exchange forms a part of such registration statement.

A majority of our board of directors, consisting of disinterested directors with respect to the Offer, has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our board of directors, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation. Each holder of a Warrant must make its own decision as to whether to exchange some or all of its Warrants and consent to the Warrant Amendment.

All questions concerning the terms of the Offer and Consent Solicitation should be directed to the dealer manager:

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Attention: Equity-Linked Capital Markets

(212) 250-5600

All questions concerning exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-6867

Email: SPIR@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given to Warrant holders.

The securities offered by this Prospectus/Offer to Exchange involve risks. Before participating in the Offer and consenting to the Warrant Amendment, you are urged to carefully read the section entitled “Risk Factors” beginning on page 10 of this Prospectus/Offer to Exchange and in our Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on November 7, 2022, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 which is incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this Prospectus/Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

Through the Offer, we are soliciting your consent to the Warrant Amendment. By tendering your Warrants, you will be delivering your consent to the proposed Warrant Amendment, which consent will be effective upon our acceptance of the Warrants for exchange.

The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities

This Prospectus/Offer to Exchange is dated November 16, 2022.

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ABOUT THIS PROSPECTUS/OFFER TO EXCHANGE

This Prospectus/Offer to Exchange is a part of the registration statement that we filed on Form S-4 with the Securities and Exchange Commission. You should read this Prospectus/Offer to Exchange, including the detailed information regarding our company, Class A Common Stock and Warrants, and the financial statements and the notes to those statements that are incorporated by reference in this Prospectus/Offer to Exchange and any applicable prospectus supplement.

You should rely only on the information contained in and incorporated by reference in this Prospectus/Offer to Exchange and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this Prospectus/Offer to Exchange. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We and the dealer manager take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in or incorporated by reference in this Prospectus/Offer to Exchange or any prospectus supplement is accurate as of any date other than the date on the front of those documents. You should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.

Furthermore, you should not consider this Prospectus/Offer to Exchange to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) Warrant Holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

This Prospectus/Offer to Exchange incorporates important business and financial information about us that is not included in or delivered with this document. You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (202) 301-5127 or by writing to us at the following address:

Spire Global, Inc.

8000 Towers Crescent Drive, Suite 1100

Vienna, Virginia 22182

Attn: Investor Relations

To obtain timely delivery, you must request information no later than five business days prior to the expiration of the Offer and Consent Solicitation, which expiration is 11:59 p.m. on December 14, 2022.

In relation to each Member State of the European Economic Area, the Offer does not comprise an offer of securities which are the subject of the offering contemplated by this Prospectus to the public in that Member State other than: (a) to any legal entity which is a qualified investor as defined in the Prospectus Regulation; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of Deutsche Bank Securities Inc. (the “Dealer Manager”) nominated by the Company for any such offer; or (c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expressions (a) “an offer to the public” in relation to the Offer means the communication in any form and by any means of sufficient information on the terms of the Offer and the Class A Common Stock so as to enable an investor to decide to tender its securities under the Offer, and (b) “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

S-ii

In relation to the United Kingdom (the “UK”), the Offer does not comprise an offer of securities which are the subject of the offering contemplated by this Prospectus to the public in the United Kingdom other than: (a) to any legal entity which is a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; (b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA in the UK, subject to obtaining the prior consent of the Dealer Manager nominated by the Company for any such offer; or (c) in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (“FSMA”), provided that no such offer of securities shall require the Company or the Dealer Manager to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA. For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities means the communication in any form and by any means of sufficient information on the terms of the Offer and the Class A Common Stock to be offered so as to enable an investor to decide to tender its Warrants under the Offer, and (b) the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129, as it forms part of UK domestic law by virtue of the EUWA.

In the UK, this document is for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, (iii) are outside the UK, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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MARKET AND INDUSTRY DATA

This Prospectus/Offer to Exchange includes or incorporates by reference, and any amendment or supplement to this Prospectus/Offer to Exchange may include or incorporate by reference, estimates regarding market and industry data and forecasts, which are based on our own estimates utilizing our management’s knowledge of and experience in, as well as information obtained from our subscribers, trade and business organizations, and other contacts in, the market sectors in which we compete, and from statistical information obtained from publicly available information, industry publications and surveys, reports from government agencies, and reports by market research firms. We confirm that, where such information is reproduced herein, such information has been accurately reproduced and that, so far as we are aware and are able to ascertain from information published by publicly available sources and other publications, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications, reports, and other published data generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that the information contained in these reports, and therefore the information contained in this Prospectus/Offer to Exchange or any amendment or supplement to this Prospectus/Offer to Exchange that is derived therefrom, is accurate or complete. Our estimates of our market position may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, although we believe our sources are reliable, we have not independently verified the information and cannot guarantee the accuracy and completeness of such market and industry data and forecasts.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in or incorporated by reference in this Prospectus/Offer to Exchange about our expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” “outlook” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements. There may be events in the future that we are not able to predict accurately or over which we have no control. Potential risks and uncertainties include, but are not limited to:

•

our ability to successfully identify, acquire and integrate businesses, such as our completed acquisition (the “Acquisition”) of exactEarth Ltd. (TSX: XCT) (“exactEarth”), the combined future performance of such acquisitions or our ability to pursue strategic transactions;

•	changes in our growth, strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, and plans;

•	our ability to remedy identified material weaknesses;

•	the implementation, market acceptance, and success of our business model;

•	the ability to develop new offerings, services, solutions and features and bring them to market in a timely manner and make enhancements to our business;

•	the quality and effectiveness of and advancements in our technology and our ability to accurately and effectively use data and engage in predictive analytics;

•	overall level of consumer demand for our products and offerings;

•	expectations and timing related to product launches;

•	expectations of achieving and maintaining profitability;

•	projections of total addressable markets, market opportunity, and market share;

•	our ability to acquire data sets, software, equipment, satellite components, and regulatory approvals from third parties;

•	our expectations concerning relationships with third parties;

•	our ability to acquire or develop products or technologies we believe could complement or expand our platform or to expand our products and offerings internationally;

•	our ability to obtain and protect patents, trademarks, licenses and other intellectual property rights;

•	our ability to utilize potential net operating loss carryforwards;

•	developments and projections relating to our competitors and industries, such as the projected growth in demand for space-based data;

•	our ability to acquire new customers and partners or obtain renewals, upgrades, or expansions from our existing customers;

•	our ability to compete with existing and new competitors in existing and new markets and offerings;

•	our ability to retain or recruit officers, key employees or directors;

•	the conversion or planned repayment of our debt obligations;

•	our future capital requirements and sources and uses of cash;

S-v

•	our ability to obtain funding for our operations;

•	our business, expansion plans, and opportunities;

•	our expectations regarding regulatory approvals and authorizations;

•	the increased expenses associated with being a public company;

•

the expectations regarding the effects of existing and developing laws and regulations, including with respect to regulations around satellites, intellectual property law, and privacy and data protection;

•

global and domestic economic conditions, including currency exchange rate fluctuations, inflation and geopolitical uncertainty and instability, and their impact on demand and pricing for our offerings in affected markets; and

•

the impact and severity of the COVID-19 pandemic, including evolving and future variants, or a similar public health threat, on global capital and financial markets, general economic conditions in the United States, and our business and operations.

We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus/Offer to Exchange. Except as required by law, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or uncertainties after the date hereof or to reflect the occurrence of unanticipated events.

You should read this Prospectus/Offer to Exchange and the documents that we incorporate by reference into this Prospectus/Offer to Exchange and have filed as exhibits to the registration statement of which this Prospectus/Offer to Exchange is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this Prospectus/Offer to Exchange is accurate only as of the date of this Prospectus/Offer to Exchange, regardless of the time of delivery of this Prospectus/Offer to Exchange or any sale of our securities.

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SUMMARY

Unless the context otherwise requires, in this Prospectus/Offer to Exchange, “Company,” “Spire,” “we,” “us,” “our,” and “ours” refer to Spire Global, Inc., and its subsidiaries.

The Offer and Consent Solicitation

This summary provides a brief overview of the key aspects of the Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Prospectus/Offer to Exchange or in the documents incorporated by reference herein or included as exhibits to the registration statement that contains this Prospectus/Offer to Exchange. Accordingly, you are urged to carefully review this Prospectus/Offer to Exchange in its entirety (including all documents incorporated by reference herein or filed as exhibits to the registration statement that contains this Prospectus/Offer to Exchange, which may be obtained by following the procedures set forth herein in the section entitled “Where You Can Find Additional Information”).

Summary of the Offer and Consent Solicitation

Our Company	Spire is a global provider of space-based data, analytics and Space Services, offering unique datasets and powerful insights about Earth from the ultimate vantage point—space—so that organizations can make decisions with confidence, accuracy and speed. Spire owns and operate one of the world’s largest multi-purpose satellite constellations in low earth orbit. Spire’s fully deployed constellation consists of over 100 satellites, and we believe it is also one of the world’s largest “listening” constellations, observing the earth utilizing radio frequency sensors. Spire enriches this hard-to-acquire, valuable data with analytics and predictive solutions, providing data as a subscription to organizations around the world so that they can improve business operations, decrease their environmental footprint, deploy resources for growth and competitive advantage and mitigate risk.

Corporate Contact Information	Our principal executive office is located at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, and our telephone number is (202) 301-5127.

Warrants that qualify for the Offer	“Public Warrants”

As of November 14, 2022, we had outstanding 11,499,982 Public Warrants to purchase an aggregate of 11,499,982 shares of our Class A Common Stock. The Public Warrants were issued as part of the IPO.

“Private Warrants”

As of November 14, 2022, we had outstanding 6,600,000 Private Warrants to purchase an aggregate of 6,600,000 shares of our Class A Common Stock. The Private Warrants were purchased by the Sponsor in connection with the IPO in a private placement exempt from registration under the Securities Act.

General Terms of the Warrants

Each Warrant entitles such Warrant holder to purchase one share of our Class A Common Stock for a purchase price of $11.50, subject to adjustments pursuant to the Warrant Agreement (as defined below). Once the warrants become exercisable, we may call the Warrants for redemption (excluding the Private Warrants so long as they are still held by the initial purchasers or their affiliates) at our option:

•	in whole and not in part;

•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder;

•

at a price of $0.01 per Warrant if, and only if, the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to Warrant holders; provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period; and

•

at a price of $0.10 per Warrant if, and only if, the last reported sales price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which we send notice of the redemption to Warrant holders.

The Private Warrants will not be redeemable by us (except as described below under “Description of Securities—Redemption of Public Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by Six4 Holdings, LLC, a Delaware limited liability company (“Sponsor”), members of the Sponsor, or their permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A Common Stock underlying the warrants, multiplied by the excess of the “sponsor exercise fair market value” (defined below) over the exercise price of the Warrants by (y) the sponsor exercise fair market value.

The “sponsor exercise fair market value” will mean the average last reported sale price of the shares of our Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to American Stock Transfer & Trust Company.

The Warrants expire on August 16, 2026, subject to certain terms and conditions.

Market Price of Our Common Stock	Our Class A common stock and public warrants are listed on the NYSE under the symbols “SPIR” and “SPIR.WS,” respectively. See “Market Information, Dividends, and Related Stockholder Matters.”

The Offer	Each Warrant holder whose Warrants are exchanged pursuant to the Offer will receive 0.2 shares of our Class A Common Stock for each Warrant so exchanged. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants to receive shares of our Class A Common Stock in the exchange.

The Class A Common Stock issued in exchange for the Warrants will be unrestricted and freely transferable, as long as the holder is not an affiliate of ours and was not an affiliate of ours within the three months prior to the proposed transfer of such shares.

The Offer is being made to all Warrant holders, subject to the following. We are not aware of any U.S. state where the making of the Offer and the Consent Solicitation is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer and the Consent Solicitation or the acceptance of the Warrants pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer and the Consent Solicitation will not be made to (nor will tenders be accepted from or on behalf of) Warrant Holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.

Pursuant to the Offer, we are offering up to an aggregate of 3,619,996 shares of our Class A Common Stock in exchange for all of the Warrants.

The Consent Solicitation and Warrant Amendment	To tender Warrants in the Offer and Consent Solicitation, holders are required to consent (by executing the Letters of Transmittal and

Consent or requesting that their broker or nominee consent on their behalf) to an amendment to the Warrant Agreement governing the Warrants as set forth in the Warrant Amendment attached as Annex A. If approved, the Warrant Amendment would permit the Company at any time following the consummation of the Offer to require that all remaining outstanding Warrants not tendered in the Offer be exchanged into Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant (a ratio which is 10% less than the ratio applicable to the offer), thus eliminating all of the Warrants.

Purpose of the Offer and Consent Solicitation	The purpose of the Offer and Consent Solicitation is to simplify our common share structure and reduce the potential dilutive impact of the Warrants thereby providing us with more flexibility for financing our operations in the future. See “The Offer and Consent Solicitation -Background and Purpose of the Offer and Consent Solicitation” beginning on page 13.

Offer Period	The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on December 14, 2022, or such later time and date to which we may extend. All Warrants tendered for exchange pursuant to the Offer and Consent Solicitation, and all required related paperwork, must be received by the exchange agent by the Expiration Date, as described in this Prospectus/Offer to Exchange.

If the Offer Period is extended, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation - General Terms - Offer Period” on page 14.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of our Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment. If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and

13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Offer and Consent Solicitation -General Terms -Amendments to the Offer and Consent Solicitation.”

Conditions to the Offer and Consent Solicitation	The Offer is subject to customary conditions, including the effectiveness of the registration statement of which this document is a part and there being no action or proceeding, statute, rule, regulation or order that would challenge or restrict the making or completion of the Offer. The Offer is not conditioned upon the receipt of a minimum number of tendered Warrants. The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Public Warrants (which is the minimum number required to amend the Warrant Agreement). If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the offer. We may waive some of the conditions to the Offer. See “The Offer and Consent Solicitation -General Terms - Conditions to the Offer and Consent Solicitation” on page 15.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants (and thereby revoke the related consent to the Warrant Amendment) at any time prior to the Expiration Date, as described in greater detail in the section entitled “The Offer and Consent Solicitation - Withdrawal Rights” beginning on page 20. If the Offer Period is extended, you may withdraw your tendered Warrants (and your related consent to the Warrant Amendment will be automatically revoked as a result) at any time until the extended Expiration Date. In addition, tendered Warrants that are not accepted by us for exchange by December 14, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Participation by Directors and Affiliates	Although certain affiliates who are holders of our Private Warrants have advised us that they expect to participate in the Offer, none of our directors or affiliates are required to participate in the Offer. See “The Offer and Consent Solicitation -Interests of Directors and Others” on page 22 of this Prospectus/Offer to Exchange.

Federal and State Regulatory Approvals	Other than compliance with the applicable federal and state securities laws, no federal or state regulatory requirements must be complied with and no federal or state regulatory approvals must be obtained in connection with the Offer and Consent Solicitation.

Absence of Appraisal or Dissenters’ Rights	Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

U.S. Tax Consequences of the Offer and Warrant Amendment	For those holders of Warrants participating in the Offer and for any holders of Warrants subsequently exchanged for Class A Common Stock pursuant to the terms of the Warrant Amendment, if approved, we intend to treat your exchange of Warrants for our Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which (i) you should not recognize any gain or loss on the exchange of Warrants for shares of our Class A Common Stock, (ii) your aggregate tax basis in the shares of Class A Common Stock received in the exchange should equal your aggregate tax basis in your Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) your holding period for the shares of Class A Common Stock received in the exchange should include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Class A Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. Warrant holders are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” for more information regarding the Offer as well as the adoption of the Warrant Amendment.

Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendment, if approved, as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) your aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal your aggregate tax basis in your existing Warrants, and (iii) your holding period for the “new” Warrants deemed to be received in the exchange should generally include your holding period for the surrendered Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of the “old” Warrants for “new” Warrants pursuant to the Warrant Amendment, if approved, there can be no assurance in this regard and alternative characterizations are possible by the IRS or a court, including ones that would require U.S. holders to recognize taxable income. Warrant holders are urged to review the section entitled “Material U.S. Federal Income Tax Consequences” for more information regarding the adoption of the Warrant Amendment.

No Recommendation	None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Risk Factors	For risks related to the Offer and Consent Solicitation, please read the section entitled “Risk Factors” beginning on page 10 of this Prospectus/Offer to Exchange.

Exchange Agent	The exchange agent for the Offer and Consent Solicitation:

American Stock Transfer & Trust Company

6201 15th Ave.

Brooklyn, NY 11219

718-921-8380

Dealer Manager	The dealer manager for the Offer and Consent Solicitation is:

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Attention: Equity-Linked Capital Markets

(212) 250-5600

Additional Information	We recommend that our Warrant holders review the registration statement on Form S-4, of which this Prospectus/Offer to Exchange forms a part, including the exhibits, that we have filed with the SEC in connection with the Offer and Consent Solicitation and our other materials that we have filed with the SEC, before making a decision on whether to accept the Offer and consent to the Warrant Amendment. All reports and other documents we have filed with the SEC can be accessed electronically on the SEC’s website at www.sec.gov.

You should direct (1) questions about the terms of the Offer and Consent Solicitation to the dealer manager at its addresses and telephone number listed above and (2) questions about the exchange procedures and requests for additional copies of this Prospectus/Offer to Exchange, the Letter of Transmittal and Consent or Notice of Guaranteed Delivery to the information agent at the below address and phone number:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-6867

Email: SPIR@dfking.com

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data and other data. We derived the selected consolidated income statement data for the years ended December 31, 2021 and 2020, the selected consolidated statement of cash flow data for the years ended December 31, 2021 and 2020 and selected consolidated balance sheet data as of December 31, 2021 and December 31, 2020 from our audited consolidated financial statements incorporated by reference into this Prospectus/Offer to Exchange. We derived the selected consolidated income statement data for the nine months ended September 30, 2022 and 2021, the selected consolidated statement of cash flow data for the nine months ended September 30, 2022 and 2021 and the selected consolidated balance sheet as of September 30, 2022 from our unaudited condensed consolidated financial statements incorporated by reference in this Prospectus/Offer to Exchange. Our historical results are not necessarily indicative of the results that may be expected in the future.

	For the year ended		For the nine months ended
(In thousands except shares)	December 31, 2021	December 31, 2020	September 30, 2022	September 30, 2021
Income Statement Data:
Revenue	$43,375	$28,490	$57,883	$28,390
Cost of revenue	18,720	10,285	29,617	12,393

Gross profit	24,655	18,205	28,266	15,997

Operating expenses
Research and development	31,615	20,751	25,761	21,913
Sales and marketing	20,387	10,279	21, 427	14,369
General and administrative	40,479	12,520	33,861	23,507
Loss on satellite deorbit and launch failure	—	666	—	—

Total operating expenses	92,481	44,216	81,049	59,789

Loss from operations	(67,826)	(26,011)	(52,783)	(43,792)

Other income (expense)
Interest income	23	54	456	6
Interest expense	(11,417)	(6,773)	(9,725)	(8,267)
Change in fair value of contingent earnout liability	48,248	—	9,597	(22,142)
Change in fair value of warrant liabilities	(1,600)	(198)	11,014	(23,529)
Loss on extinguishment of debt	—	—	(22,510)	(3,255)
Foreign exchange loss	—	—	(6,346)	(1,119)
Other income (expense), net	(5,021)	824	(1,165)	399

Total other income (expense), net	30,233	(6,093)	(18,679)	(57,907)

Loss before income taxes	(37,593)	(32,104)	(71,462)	(101,699)

Income tax provision	497	400	406	969

Net loss	$(38,090)	$(32,504)	$(71,868)	$(102,668)

	For the year ended		For the nine months ended
(In thousands except shares)	December 31, 2021	December 31, 2020	September 30, 2022	September 30, 2021
Per Share Data:
Weighted average shares outstanding	62,137,434	17,610,405	139,637,442	37,389,424

Basic and diluted net loss per share	$(0.61)	$(1.85)	$(0.51)	$(2.75)

Consolidated Statement of Cash Flow Data:
Net cash used in operating activities	(57,986)	(14,773)	(42,708)	(40,008)
Net cash used in investing activities	(119,479)	(10,415)	(38,342)	(9,449)
Net cash provided by financing activities	$270,534	$16,624	$25,369	291,367

	For the year ended		For the nine months ended
Balance Sheet Data:	December 31, 2021	December 31, 2020	September 30, 2022
Cash and cash equivalents	$109,256	$15,571	$59,443
Total assets	290,194	44,422	266,615
Total liabilities	99,987	93,158	144,275
Total stockholders’ equity (deficit)	190,207	(48,736)	122,340

RISK FACTORS

Investing in our Class A Common Stock involves substantial risks and uncertainties. You should consider carefully and consult with your tax, legal and investment advisors with regard to the risks and uncertainties described below, together with all of the other information in this Prospectus/Offer to Exchange and the documents incorporated by reference herein, including our consolidated financial statements and the related notes, before deciding to exchange your Warrants for shares of our Class A Common Stock. Any of the following risks could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. The market price of our Class A Common Stock could decline due to any of these risks, and you may lose all or part of your investment. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects. Some statements in this Prospectus/Offer to Exchange and the documents incorporated by reference herein, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In addition to the risk factors described below, you should consider the specific risks described in the Annual Report on Form 10-K for the year ended December 31, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on November 7, 2022 (the “2021 Annual Report”), which is incorporated by reference herein, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. See “Where You Can Find More Information.” Based on the information currently known to us, we believe that the information included or incorporated by reference in this Prospectus/Offer to Exchange identifies the most significant risk factors affecting us. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors included or incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Our Warrants and the Offer to Exchange and Consent Solicitation

The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio 10% lower than the ratio applicable to the Offer.

If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the closing of the Offer to exchange each of their Warrants for 0.18 shares of our Class A Common Stock. This represents a ratio of shares of Class A Common Stock per Warrant that is 10% less than the ratio applicable to the Offer. However, even though as a result of the approval of the Warrant Amendment we intend to require an exchange of all remaining outstanding Warrants, we would not be required to effect such an exchange and may defer doing so, if ever, until most economically advantageous to us.

Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. Therefore, one of the conditions to the adoption of the Warrant Amendment is the receipt of the consent of holders of at least 65% of the outstanding Public Warrants. Parties representing approximately 21.2% of the outstanding Public Warrants have agreed to tender their Public Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement. Accordingly, if holders of an additional approximately 43.8% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted. If adopted, we currently intend to require the exchange of all outstanding Warrants to shares of Class A Common Stock as provided in the Warrant Amendment, which would result in the holders of any remaining outstanding Warrants receiving approximately 10% fewer shares than if they had tendered their Warrants in the offer.

Our Warrants may be exchanged for shares of Class A Common Stock pursuant to the Offer, which will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exchange of the Warrants will result in the issuance of additional shares of Class A Common Stock, although there can be no assurance that such Warrant exchange will be completed or that all of the holders of the Warrants will elect to participate in the Offer. Any Warrants remaining outstanding after the completion of the Offer likely will be exercised only if the $11.50 per share exercise price is below the market price of our Class A Common Stock. To the extent such Warrants are exercised, additional Class A Common Stock will be issued. If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Warrant Amendment by holders of the Warrants, the Company will have the right to require holders of all Warrants that remain outstanding after the closing of the Offer to exchange each of their Warrants for 0.18 shares of our Class A Common Stock. These issuances of Class A Common Stock will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market.

We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to Warrant holders.

None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the Warrant holders for purposes of negotiating the Offer or Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation. You must make your own independent decision regarding your participation in the Offer and the Consent Solicitation.

There is no guarantee that tendering your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the market price of our Class A Common Stock in the future. If you choose to tender some or all of your Warrants in the Offer, future events may cause an increase in the market price of our Class A Common Stock and Warrants, which may result in a lower value realized by participating in the Offer than you might have realized if you did not exchange your Warrants. Similarly, if you do not tender your Warrants in the Offer, there can be no assurance that you can sell your Warrants (or exercise them for Class A Common Stock) in the future at a higher value than would have been obtained by participating in the Offer. In addition, if the Warrant Amendment is adopted, you may receive fewer shares than if you had tendered your Warrants in the Offer. See “- The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock.” You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

The number of shares of Class A Common Stock offered in the Offer is fixed and will not be adjusted. The market price of our Class A Common Stock may fluctuate, and the market price of the Class A Common Stock when we deliver the Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants.

The number of shares of Class A Common Stock for each Warrant accepted for exchange is fixed at the number of shares specified on the cover of this Prospectus/Offer to Exchange and will fluctuate in value if there is any increase or decrease in the market price of our Class A Common Stock or the Warrants after the date of this

Prospectus/Offer to Exchange. Therefore, the market price of the Class A Common Stock when we deliver Class A Common Stock in exchange for your Warrants could be less than the market price at the time you tender your Warrants. The market price of our Class A Common Stock could continue to fluctuate and be subject to volatility during the period of time between when we accept Warrants for exchange in the Offer and when we deliver Class A Common Stock in exchange for Warrants, or during any extension of the Offer Period.

The liquidity of the Warrants that are not exchanged may be reduced.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “- The Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding, then the ability to sell such Warrants may become more limited due to the reduction in the amount of the Warrants outstanding upon completion of the Offer and Consent Solicitation. A more limited trading market might adversely affect the liquidity, market price and price volatility of unexchanged Warrants. In addition, as discussed below, our Warrants may be removed from quotation on NYSE. As a result, investors in our Warrants may find it more difficult to dispose of or obtain accurate quotations as to the market value of our Warrants, and the ability of our shareholders to sell our Warrants in the secondary market may be materially limited. If there continues to be a market for our unexchanged Warrants, these securities may trade at a discount to the price at which the securities would trade if the number outstanding were not reduced, depending on the market for similar securities and other factors.

NYSE may delist our Public Warrants from trading on its exchange, which could limit Public Warrant holders’ ability to make transactions in our Public Warrants.

If the Warrant Amendment is approved, it is unlikely that any Warrants will remain outstanding following the completion of the Offer and Consent Solicitation. See “- Warrant Amendment, if approved, will allow us to require that all outstanding Warrants be exchanged for Class A Common Stock at a ratio that is 10% lower than the ratio applicable to the Offer.” However, if any unexchanged Warrants remain outstanding following the completion of the Offer and Consent Solicitation, we cannot assure you that our Warrants will continue to be listed on NYSE in the future. In particular, the NYSE may consider delisting the Public Warrants if it determines that the extent of public distribution or aggregate market value of the outstanding Public Warrants has become so reduced as to make further listing inadvisable, or if it otherwise determines continued listing is unwarranted.

If NYSE delists our Warrants from trading on its exchange and we are not able to list our securities on another national securities exchange, our Warrants could be quoted on an over-the-counter market. However, even if this were to occur, holders of Warrants could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Warrants;

•	reduced liquidity for the Warrants; and

•	the risk that any market makers that do initially make a market in our unexchanged Warrants eventually cease to do so.

THE OFFER AND CONSENT SOLICITATION

Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Risk Factors.” Warrant holders should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Prospectus/Offer to Exchange in its entirety, and the publicly-filed information about us, before making a decision regarding the Offer and Consent Solicitation.

General Terms

Until the Expiration Date, we are offering to holders of our Warrants the opportunity to receive 0.2 shares of our Class A Common Stock in exchange for each Warrant they hold. Holders of the Warrants tendered for exchange will not have to pay any of the exercise price for the tendered Warrants in order to receive Class A Common Stock in the exchange.

No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

As part of the Offer, we are also soliciting from the holders of the Warrants their consent to the amendment of the Warrant Agreement. If approved, the Warrant Amendment would permit the Company to require that all outstanding Warrants be exchanged into Class A Common Stock at a ratio of 0.18 shares of Class A Common Stock per Warrant, which is a ratio 10% less than the ratio applicable to the Offer, which would permit us to eliminate all of the Warrants that remain outstanding after the Offer expires. A copy of the Warrant Amendment is attached hereto as Annex A. We urge that you carefully read the Warrant Amendment in its entirety. Pursuant to the terms of the Warrant Agreement, the consent of holders of at least 65% of the outstanding Public Warrants is required to approve the Warrant Amendment. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Transactions and Agreements Concerning Our Securities.”

Holders who tender Warrants in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Warrant Amendment (effective upon our acceptance of the Warrants tendered). The consent to the Warrant Amendment is a part of the Letter of Transmittal and Consent relating to the Warrants.

You cannot tender any Warrants in the Offer without giving your consent to the Warrant Amendment. Thus, before deciding whether to tender any Warrants, you should be aware that a tender of Warrants may result in the approval of the Warrant Amendment.

The Offer and Consent Solicitation is subject to the terms and conditions contained in this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent.

You may tender some or all of your Warrants into the Offer. If you elect to tender Warrants in response to the Offer and Consent Solicitation, please follow the instructions in this Prospectus/Offer to Exchange and the related documents, including the Letter of Transmittal and Consent.

If you tender Warrants, you may withdraw your tendered Warrants at any time before the Expiration Date and retain them on their current terms, or amended terms if the Warrant Amendment is approved, by following the instructions herein. In addition, Warrants that are not accepted by us for exchange by December 14, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

Corporate Information

On August 16, 2021 (the “Closing Date”), Spire Global Subsidiary, Inc. (formerly known as Spire Global, Inc.) (“Old Spire”) closed its Merger with NavSight Holdings, Inc. (“NavSight”), a special purpose acquisition company, pursuant to the terms of the Business Combination Agreement, dated as of February 28, 2021, by and among Spire, NavSight, NavSight Merger Sub, Inc., a wholly owned subsidiary of NavSight (“NavSight Merger Sub”), and Peter Platzer, Theresa Condor, Jeroen Cappaert, and Joel Spark. As a result, NavSight Merger Sub merged with and into Old Spire, the separate corporate existence of NavSight Merger Sub ceased, and Old Spire continued as the surviving corporation and a wholly owned subsidiary of NavSight (the “Merger” and, such consummation, the “Closing”). NavSight then changed its name to Spire Global, Inc. (together with its consolidated subsidiary, “New Spire” or “Spire”) and Old Spire changed its name to Spire Global Subsidiary, Inc. Before the Merger, NavSight’s shares and warrants were traded on the NYSE under the ticker symbols “NSH” and “NSH.WS”, respectively. On the Closing Date, Spire’s Class A Common Stock and Public Warrants began trading on the NYSE under the ticker symbols “SPIR” and “SPIR.WS”, respectively. Old Spire was incorporated in 2012 as a Delaware corporation under the name NanoSatisfi, Inc., which was changed to Spire Global, Inc. in 2015. NavSight Holdings, Inc. was incorporated in May 2020 as a Delaware corporation and a special purpose acquisition company and, on September 9, 2020, completed its initial public offering.

Our principal executive office is located at 8000 Towers Crescent Drive, Suite 1100, Vienna, Virginia 22182, and our telephone number is (202) 301-5127. Our corporate website address is www.spire.com. We do not incorporate the information contained on, or accessible through, our corporate website into this Prospectus/Offer to Exchange and you should not consider it part of this Prospectus/Offer to Exchange or any prospectus supplement that we file. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

Warrants Subject to the Offer

As of November 14, 2022, 18,099,982 Warrants are outstanding, consisting of 11,499,982 Public Warrants and 6,600,000 Private Warrants. Both the Private and Public Warrants were issued as part of the IPO.

Each Warrant is governed by the Warrant Agreement and entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment pursuant to the Warrant Agreement, at any time. Pursuant to the Offer, we are offering up to an aggregate of 3,619,996 shares of our Class A Common Stock in exchange for all of the Warrants.

The terms of the Private Warrants are identical to the Public Warrants, except that the Private Warrants are exercisable for cash (even if a registration statement covering the shares of Class A Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis and are not redeemable by the Company, in each case so long as they are still held by the initial purchasers or their affiliates.

Offer Period

The Offer and Consent Solicitation will expire on the Expiration Date, which is 11:59 p.m., Eastern Time, on December 14, 2022, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, all Warrant holders who previously tendered Warrants will have a right to withdraw such previously tendered Warrants until the Expiration Date, as extended. If we extend the Offer Period, we will make a public announcement of such extension by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

We may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Upon any such withdrawal, we are required by Rule

13e-4(f)(5) under the Exchange Act to promptly return the tendered Warrants. We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

At the expiration of the Offer Period, the current terms of the Warrants will continue to apply to any unexchanged Warrants, or the amended terms will apply if the Warrant Amendment is approved, until the Warrants expire five years after August 16, 2021 at 5:00 p.m., New York City time, unless early exercised, exchanged or redeemed.

Amendments to the Offer and Consent Solicitation

We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including by increasing or (if the conditions to the Offer are not satisfied) decreasing the exchange ratio of shares of Class A Common Stock issued for every Warrant exchanged or by changing the terms of the Warrant Amendment.

If we make a material change in the terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

If we increase or decrease the exchange ratio of the shares of Class A Common Stock issuable upon exchange of a Warrant, the amount of Warrants sought for tender or the dealer manager’s soliciting fee, and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten business day period.

Other material amendments to the Offer and Consent Solicitation may require us to extend the Offer and Consent Solicitation for a minimum of five business days, and we will need to amend this Registration Statement on Form S-4 of which this Prospectus/Offer to Exchange forms a part for any material changes in the facts set forth in this Registration Statement on Form S-4.

Partial Exchange Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. No fractional shares will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, be paid cash (without interest) in an amount equal to such fractional part of a share multiplied by the last sale price of our Class A Common Stock on NYSE on the last trading day of the Offer Period. Our obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered Warrants.

Conditions to the Offer and Consent Solicitation

The Offer is conditioned upon the following:

•	the registration statement, of which this document is a part, shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order;

•

no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; and

•

there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer, or (ii) delay or restrict our ability, or render us unable, to accept for exchange or exchange some or all of the Warrants.

The Consent Solicitation is conditioned upon receiving the consent of holders of at least 65% of the outstanding Public Warrants (which is the minimum number required to amend the Warrant Agreement).

We will not complete the Offer and Consent Solicitation unless and until the registration statement described above is declared effective by the SEC. If the registration statement is not effective at the Expiration Date, we may, in our discretion, extend, suspend or cancel the Offer and Consent Solicitation, and will inform Warrant holders of such event. If we extend the Offer Period, we will make a public announcement of such extension and the new Expiration Date by no later than 9:00 a.m., Eastern Time, on the next business day following the Expiration Date as in effect immediately prior to such extension.

In addition, as to any Warrant holder, the Offer and Consent Solicitation is conditioned upon such Warrant holder desiring to tender Warrants in the Offer delivering to the exchange agent in a timely manner the holder’s Warrants to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Prospectus/Offer to Exchange and set forth in the Letter of Transmittal and Consent.

We may withdraw the Offer and Consent Solicitation only if the conditions of the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, we will return the tendered Warrants (and the related consent to the Warrant Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.

No Recommendation; Warrant Holder’s Own Decision

None of the Company, our affiliates, directors, officers or employees, or the information agent, the exchange agent or the dealer manager for the Offer and Consent Solicitation, is making any recommendations to any Warrant holder as to whether to exchange their Warrants or deliver your consent to the Warrant Amendment. Each Warrant holder must make its own decision as to whether to tender Warrants for exchange pursuant to the Offer and consent to the amendment of the Warrant Agreement pursuant to the Consent Solicitation.

Procedure for Tendering Warrants for Exchange and Consenting to the Warrant Amendment

Issuance of shares of Class A Common Stock upon exchange of Warrants pursuant to the Offer and acceptance by us of Warrants for exchange pursuant to the Offer, and providing your consent to the Warrant Amendment, will be made only if Warrants are properly tendered pursuant to the procedures described below and set forth in the Letter of Transmittal and Consent. A tender of Warrants pursuant to such procedures, if and when accepted by us, will constitute a binding agreement between the tendering holder of Warrants and us upon the terms and subject to the conditions of the Offer and Consent Solicitation. The proper tender of your Warrants will constitute a consent to the Warrant Amendment with respect to each Warrant tendered.

Registered Holders of Warrants; Beneficial Owners of Warrants

For purposes of the tender procedures set forth below, the term “registered holder” means any person in whose name Warrants are registered on our books or who is listed as a participant in a clearing agency’s security position listing with respect to the Warrants.

Persons whose Warrants are held through a direct or indirect participant of The Depository Trust Company (“DTC”), such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners.” Beneficial owners cannot directly tender Warrants for exchange pursuant to the Offer. Instead, a beneficial owner must instruct its broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants for exchange on behalf of the beneficial owner. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange - Required Communications by Beneficial Owners.”

Tendering Warrants Using Letter of Transmittal and Consent

A registered holder of Warrants may tender Warrants for exchange using a Letter of Transmittal and Consent in the form provided by us with this Prospectus/Offer to Exchange. A Letter of Transmittal and Consent is to be used if (i) certificates representing the Warrants are to be physically delivered to the exchange agent by such registered holders or (ii) delivery of Warrants is to be made by book-entry transfer to the exchange agent’s account at DTC pursuant to the procedures set forth in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange - Tendering Warrants Using Book-Entry Transfer”; provided, however, that it is not necessary to execute and deliver a Letter of Transmittal and Consent if instructions with respect to the tender of such Warrants are transmitted through DTC’s Automated Tender Offer Program (“ATOP”). If you are a registered holder of Warrants, unless you intend to tender those Warrants through ATOP, you should complete, execute and deliver a Letter of Transmittal and Consent to indicate the action you desire to take with respect to the Offer and Consent Solicitation.

For Warrants to be properly tendered for exchange pursuant to the Offer using a Letter of Transmittal and Consent, the registered holder of the Warrants being tendered must ensure that the exchange agent receives the following: (i) a properly completed and duly executed Letter of Transmittal and Consent, in accordance with the instructions of the Letter of Transmittal and Consent (including any required signature guarantees); (ii) delivery of the Warrants (a) physically to the exchange agent, if the Warrants are held in certificated form, or (b) by book-entry transfer to the exchange agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal and Consent.

In the Letter of Transmittal and Consent, the tendering registered Warrant holder must set forth: (i) its name and address; (ii) the number of Warrants being tendered by the holder for exchange; and (iii) certain other information specified in the form of Letter of Transmittal and Consent.

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation -Procedure for Tendering Warrants for Exchange -Signature Guarantees.”

If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Warrants (for example, if the registered holder has assigned the Warrants to a third-party), or if the Class A Common Stock to be issued upon exchange of the tendered Warrants are to be issued in a name other than that of the registered holder of the tendered Warrants, the tendered Warrants must be properly accompanied by appropriate assignment documents, in either case signed exactly as the name(s) of the registered holder(s) appear on the Warrants, with the signature(s) on the Warrants or assignment documents guaranteed by an Eligible Institution.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of completion of the Offer.

Signature Guarantees

In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Warrants tendered therewith exactly as the name of the registered holder appears on such Warrants and such holder has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Warrants are tendered for the account of an Eligible Institution.

In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”

Required Communications by Beneficial Owners

Persons whose Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, are not considered registered holders of those Warrants, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Warrants on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Prospectus/Offer to Exchange. The Instructions Form is also filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Warrants on your behalf.

Tendering Warrants Using Book-Entry Transfer

The exchange agent has established an account for the Warrants at DTC for purposes of the Offer and Consent Solicitation. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the exchange agent’s account in accordance with ATOP. However, even though delivery of Warrants may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and duly executed Letter of Transmittal and Consent (with any required signature guarantees), or an “Agent’s Message” as described in the next paragraph, and any other required documentation, must in any case also be transmitted to and received by the exchange agent at its address set forth in this Prospectus/Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures described in the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation -Procedure for Tendering Warrants for Exchange - Guaranteed Delivery Procedures” must be followed.

DTC participants desiring to tender Warrants for exchange pursuant to the Offer may do so through ATOP, and in that case the participant need not complete, execute and deliver a Letter of Transmittal and Consent. DTC will verify the acceptance and execute a book-entry delivery of the tendered Warrants to the exchange agent’s account at DTC. DTC will then send an “Agent’s Message” to the exchange agent for acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and Consent Solicitation as to execution and delivery of a Letter of Transmittal and Consent by the DTC participant identified in the Agent’s Message. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Warrants for exchange that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Consent and that our company may enforce such agreement against the participant. Any DTC participant tendering by book-entry transfer must expressly acknowledge that it has received and agrees to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against it.

Any Warrants duly tendered and delivered as described above shall be automatically cancelled upon the issuance of Class A Common Stock in exchange for such Warrants as part of completion of the Offer.

Delivery of a Letter of Transmittal and Consent or any other required documentation to DTC does not constitute delivery to the exchange agent. See the section of this Prospectus/Offer to Exchange entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange - Timing and Manner of Deliveries.”

Guaranteed Delivery Procedures

If a registered holder of Warrants desires to tender its Warrants for exchange pursuant to the Offer, but (i) the procedure for book-entry transfer cannot be completed on a timely basis, or (ii) time will not permit all required documents to reach the exchange agent prior to the Expiration Date, the holder can still tender its Warrants if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•

the exchange agent receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Prospectus/Offer to Exchange, with signatures guaranteed by an Eligible Institution; and

•

a confirmation of a book-entry transfer into the exchange agent’s account at DTC of all Warrants delivered electronically, together with a properly completed and duly executed Letter of Transmittal and Consent with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in accordance with ATOP), and any other documents required by the Letter of Transmittal and Consent, must be received by the exchange agent within two days that NYSE is open for trading after the date the exchange agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of Warrants pursuant to the Offer, the issuance of Class A Common Stock for those Warrants tendered for exchange pursuant to the Offer and accepted pursuant to the Offer will be made only if the exchange agent has timely received the applicable foregoing items.

Timing and Manner of Deliveries

UNLESS THE GUARANTEED DELIVERY PROCEDURES DESCRIBED ABOVE ARE FOLLOWED, WARRANTS WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE EXCHANGE AGENT RECEIVES SUCH WARRANTS BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT OR AN AGENT’S MESSAGE.

ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED WARRANTS, MUST BE MADE TO THE EXCHANGE AGENT. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE EXCHANGE AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING WARRANT HOLDERS. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Warrants will be determined by us, in our reasonable discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Warrants that we determine are not in proper form or reject tenders of Warrants that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Warrant, whether or not similar defects or irregularities are waived in the case of other tendered Warrants. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of us or them incur any liability for failure to give any such notice.

Fees and Commissions

Tendering Warrant holders who tender Warrants directly to the exchange agent will not be obligated to pay any charges or expenses of the exchange agent, the dealer manager or any brokerage commissions. Beneficial owners who hold Warrants through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Warrants on behalf of the owner pursuant to the Offer and Consent Solicitation.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer of Warrants to us in the Offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include (i) if shares of our Class A Common Stock are to be registered or issued in the name of any person other than the person signing the Letter of Transmittal and Consent, or (ii) if tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal and Consent. If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the Letter of Transmittal and Consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payment due with respect to the Warrants tendered by such holder.

Withdrawal Rights

By tendering Warrants for exchange, a holder will be deemed to have validly delivered its consent to the Warrant Amendment. Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Warrant Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Warrants. A valid withdrawal of tendered Warrants before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Warrant Amendment. Tenders of Warrants and consent to the Warrant Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Warrants at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders are irrevocable, provided, however, that Warrants that are not accepted by us for exchange on or prior to December 14, 2022 may thereafter be withdrawn by you until such time as the Warrants are accepted by us for exchange.

To be effective, a written notice of withdrawal must be timely received by the exchange agent at its address identified in this Prospectus/Offer to Exchange. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the exchange agent, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder). Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and Consent Solicitation. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange” at any time prior to the Expiration Date.

A beneficial owner of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such owner holds its Warrants. In order to withdraw Warrants previously tendered, a DTC participant may, prior to the Expiration Date, withdraw its instruction by (i) withdrawing its acceptance through DTC’s Participant Tender Offer Program (“PTOP”) function, or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the PTOP function to which such withdrawal relates. If the tender being withdrawn was made through ATOP, it may only be withdrawn through PTOP, and not by hard copy delivery of withdrawal instructions. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered its Warrants other than through DTC should send written notice of withdrawal to the exchange agent specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution, as described above in the section entitled “The Offer and Consent Solicitation - Procedure for Tendering Warrants for Exchange -Signature Guarantees”; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the exchange agent. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the exchange agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification

Acceptance for Issuance of Shares

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept for exchange Warrants validly tendered until the Expiration Date, which is 11:59 p.m., Eastern Time, on December 14, 2022, or such later time and date to which we may extend. The Class A Common Stock to be issued upon exchange of Warrants pursuant to the Offer, along with written notice from American Stock Transfer & Trust Company confirming the balance of any Warrants not exchanged, will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the exchange agent of (i) book-entry delivery of the tendered Warrants, or, if the Warrants are held in certificated form, physical delivery to the exchange agent, (ii) a properly completed and duly executed Letter of Transmittal and Consent, or compliance with ATOP where applicable, (iii) any other documentation required by the Letter of Transmittal and Consent, and (iv) any required signature guarantees.

For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the Warrant holder of our non-acceptance.

Announcement of Results of the Offer and Consent Solicitation

We will announce the final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Warrants for exchange, as promptly as practicable following the end of the Offer Period. The announcement will be made by a press release and by amendment to the Schedule TO we file with the SEC in connection with the Offer and Consent Solicitation.

Background and Purpose of the Offer and Consent Solicitation

A majority of our board of directors, consisting of disinterested directors with respect to the Offer, approved the Offer and Consent Solicitation on November 15, 2022. The purpose of the Offer and Consent Solicitation is to simplify our share structure and reduce the potential dilutive impact of the Warrants, thereby providing us with more flexibility for financing our operations in the future. The Warrants that are tendered for exchange pursuant to the Offer will be retired and cancelled automatically upon the issuance of Class A Common Stock in exchange for such Warrants pursuant to the Offer.

Agreements, Regulatory Requirements and Legal Proceedings

Except for the Warrant Agreement and the Tender and Support Agreement, there are no present or proposed agreements, arrangements, understandings, or relationships between us, and any of our directors, executive officers, affiliates, or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.

Pursuant to the Tender and Support Agreement, parties representing approximately 21.2% of the outstanding Public Warrants and 100% of the outstanding Private Warrants have agreed to tender their Public Warrants and Private Warrants (as applicable) in the Offer and to consent to the Warrant Amendment in the Consent Solicitation. Accordingly, if holders of an additional approximately 43.8% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.

There are no pending legal proceedings relating to the Offer and Consent Solicitation.

Interests of Directors and Others

We do not beneficially own any of the Warrants. Jack Pearlstein, one of our directors and a member of the Sponsor, has agreed, pursuant to the Tender and Support Agreement, to tender such Private Warrants beneficially owned by him pursuant to the Offer, provided that Mr. Pearlstein shall make such tender and consent conditioned on there being no amendment to the terms of the Offer as described in this Prospectus/Offer to Exchange that is materially adverse to Mr. Pearlstein. Mr. Pearlstein will not receive any benefit by virtue of participation in the Offer or Consent Solicitation that is not shared on a pro rata basis with holders of the outstanding Warrants exchanged pursuant to the Offer. None of our other directors, executive officers, or controlling persons or any of their respective affiliates are required to or have indicated that they will participate in the Offer.

The following table lists the Warrants beneficially owned by our directors and other affiliates or related persons as of November 14, 2022:

Name	Aggregate Number of Warrants Beneficially Owned	Percentage of Warrants Beneficially Owned(1)
Jack Pearlstein	3,300,000	18.2%

(1)	Determined based on 18,099,982 Warrants outstanding as of November 14, 2022.

Market Information, Dividends and Related Stockholder Matters

Market Information of Class A Common Stock and Warrants

Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “SPIR” and “SPIR.WS,” respectively. As of November 14, 2022, 140,011,711 shares of Class A Common Stock, 11,499,982 Public Warrants, and 6,600,000 Private Warrants were outstanding. The closing price of our Class A Common Stock and Warrants on November 14, 2022 was $1.39 and $0.12, respectively.

Holders

As of November 14, 2022, there were 165 holders of record of our Class A Common Stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. As of November 14, 2022, there were two holders of record of our Private Warrants. As of November 14, 2022, there were no holders of record of our Public Warrants. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividends

We have never declared or paid any cash dividends on our capital stock, and do not intend to pay cash dividends to our stockholders in the foreseeable future. We expect to retain all available funds and any future earnings, if any, to fund the growth and development of our business. Investors should not acquire our Class A Common Stock with the expectation of receiving cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of our loan facility contain restrictions on our ability to declare and pay cash dividends on our capital stock.

Source and Amount of Funds

Because this transaction is an offer to holders to exchange their existing Warrants for our Class A Common Stock, there is no source of funds or other cash consideration being paid by us to, or to us from, those tendering Warrant holders pursuant to the Offer, other than the amount of cash paid in lieu of a fractional share in the Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and Consent Solicitation, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions and the payment of cash in lieu of fractional shares will be less than approximately $1.95 million. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.

Exchange Agent

American Stock Transfer & Trust Company has been appointed the exchange agent for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer and Consent Solicitation should be sent or delivered by each holder of the Warrants, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this Prospectus/Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Prospectus/Offer to Exchange or the Letter of Transmittal and Consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this Prospectus/Offer to Exchange.

Dealer Manager

We have retained Deutsche Bank Securities Inc. to act as dealer manager in connection with the Offer and Consent Solicitation and will pay the dealer manager a customary fee as compensation for its services. The obligations of the dealer manager to perform this function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions about the terms of the Offer or Consent Solicitation may be directed to the dealer manager at its address and telephone number set forth on the back cover page of this Prospectus/Offer to Exchange.

The dealer manager and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer manager and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer manager and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer manager and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

In the ordinary course of its business, the dealer manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in securities of the Company, including Warrants, and, to the extent that the dealer manager or its affiliates own Warrants during the Offer and Consent Solicitation, they may tender such Warrants under the terms of the Offer and Consent Solicitation.

Fees and Expenses

The expenses of soliciting tenders of the Warrants and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of the Company and its affiliates.

You will not be required to pay any fees or commissions to the Company, the dealer manager, the exchange agent or the information agent in connection with the Offer and Consent Solicitation. If your Warrants are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Warrants on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Transactions and Agreements Concerning Our Securities

Other than as set forth below and in the section of this Prospectus/Offer to Exchange entitled “Description of Capital Stock,” in the section of the 2021 Annual Report (which is incorporated by reference herein) entitled “Certain Relationships and Related Transactions, and Director Independence,” in the notes to the consolidated financial statements included in the 2021 Annual Report and as set forth in our certificate of incorporation, there are no agreements, arrangements or understandings between the Company, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.

Tender and Support Agreement

Parties representing approximately 21.2% of the outstanding Public Warrants and 100% of the outstanding Private Warrants have agreed to tender their Public Warrants and Private Warrants (as applicable) in the Offer and consent to the Warrant Amendment in the Consent Solicitation pursuant to the Tender and Support Agreement. Accordingly, if holders of an additional approximately 43.8% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

Securities Transactions

Neither we, nor any of our directors, executive officers or controlling persons, or any executive officers, directors, managers or partners of any of our controlling persons, has engaged in any transactions in our Warrants in the last 60 days.

Registration under the Exchange Act

The Warrants currently are registered under the Exchange Act. This registration may be terminated upon application by us to the SEC if there are fewer than 300 record holders of the Warrants. We currently do not intend to deregister the Warrants, if any, that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding any termination of the registration of our Warrants, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Class A Common Stock.

Accounting Treatment

We expect to account for the exchange of Warrants as a Class A Common Stock issuance and extinguishment of the warrant liabilities (at fair market value prior to the exchange). The par value of each share of Class A Common Stock issued in the Offer will be recorded as a credit to Class A Common Stock, the associated warrant liabilities will be debited to reduce the warrant liabilities balance to nil and the remainder will be credited to additional paid-in capital. Any cash paid in lieu of fractional shares will be recorded as a credit to cash and a debit to additional paid-in capital. The Offer will not modify the current accounting treatment for the un-exchanged warrants.

Absence of Appraisal or Dissenters’ Rights

Holders of the Warrants do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of (i) the receipt of our Class A Common Stock in exchange for Warrants pursuant to the Offer, (ii) the deemed exchange of any Warrants not exchanged pursuant to the Offer for “new” Warrants if the Warrant Amendment is approved, and (iii) the ownership and disposition of our Class A Common Stock received in exchange for Warrants. This discussion is based on the Internal Revenue Code of 1986, as amended (“Code”), current Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof (including published rulings of the IRS), each as currently in effect as of the date hereof and all of which are subject to change and differing interpretations, possibly with retroactive effect. This discussion does not address the Medicare tax on net investment income, any alternative minimum taxes, U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state or local or non-U.S. taxation. This discussion assumes that Warrant holders hold the Warrants, and will hold our Class A Common Stock received upon exchange of the Warrants, as capital assets (generally, property held for investment).

This discussion does not address all of the tax consequences that might be relevant to a Warrant holder’s particular circumstances and does not address the tax consequences to any special class of holder, including without limitation, holders that have, at any time, owned (directly, indirectly or constructively) 5% or more of the value of the Company (including, for this purpose, the value of Warrants on an “as converted basis”), holders of Private Warrants, dealers or traders in securities or currencies, banks, tax-exempt organizations or governmental organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold Class A Common Stock or Warrants that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle conversion or “integrated” transaction, persons holding Class A Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States, U.S. expatriates and former citizens or long-term residents of the United States, “controlled foreign corporations” within the meaning of Section 957(a) of the code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), persons deemed to sell our Warrants or Class A Common Stock under the constructive sale provisions of the Code, persons who hold or receive our Warrants or Class A Common Stock pursuant to the exercise of any employee stock option, in connection with the performance of services, or otherwise as compensation, tax-qualified retirement plans, investment funds and their investors, “qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities, all of the interests of which are held by qualified foreign pension funds, and U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Warrants or Class A Common Stock, the U.S. federal income tax treatment of a person treated as a partner in such partnership generally depends on the status of such person, the activities of the partnership and certain determinations made at the partner level. Such persons and partnerships should consult their own tax advisors. In addition, holders of Private Warrants should consult their tax advisors regarding the exchange of Warrants for our Class A Common Stock pursuant to the Offer and the adoption of the Warrant Amendment.

We have not sought any ruling from the Internal Revenue Service (the “IRS”) regarding the Offer or the adoption of the Warrant Amendment. Accordingly, there can be no assurance that the IRS or a court will agree with the U.S. federal income tax considerations described below.

This discussion is for general information purposes only and is not tax advice. It is not intended to constitute a complete summary of all tax consequences for holders relating to the exchange of Warrants for our Class A Common Stock, the adoption of the Warrant Amendment, or relating to the ownership and disposition of our Class A Common Stock. Warrant holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of Class A Common Stock in exchange for the Warrants, the adoption of the Warrant Amendment, and of the ownership and disposition of our Class A Common Stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, any U.S. federal alternative minimum tax, the Medicare tax on net investment income or under the tax laws of any state, local, non-U.S., or other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Warrants or our Class A Common Stock, as the case may be, that is, or for U.S. federal income tax purposes is treated as, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury regulations to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code). For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Warrants or our Class A Common Stock, as the case may be, that is, for U.S. federal income tax purposes, neither a U.S. Holder nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

Material Tax Consequences of the Offer and Warrant Amendment

U.S. Holders

Exchange of Warrants for our Class A Common Stock

For those U.S. Holders of our Warrants participating in the Offer and for any U.S. Holders of our Warrants that are subsequently exchanged for Class A Common Stock pursuant to the Warrant Amendment, we intend to treat the exchange of Warrants for our Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the exchange of Warrants for our Class A Common Stock (except to the extent of any cash payment received in lieu of a fractional share in connection with the Offer or such subsequent exchange), (ii) a U.S. Holder’s aggregate tax basis in our Class A Common Stock received in the exchange should generally equal its aggregate tax basis in its Warrants surrendered in the exchange (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a U.S. Holder’s holding period for our Class A Common Stock received in the exchange should generally include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional share of our Class A Common Stock pursuant to the Offer or a subsequent exchange pursuant to the terms of the Warrant Amendment will generally result in gain or loss to a U.S. Holder equal to the difference between the cash received and the U.S. Holder’s tax basis in the fractional share.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Class A Common Stock, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for our Class A Common Stock were successfully challenged by the IRS and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of our Class A Common Stock - U.S. Holders - Sale or Other Taxable Disposition of our Class A Common Stock.”

Although we believe the exchange of our Warrants for our Class A Common Stock pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer or any subsequent exchange pursuant to the terms of the Warrant Amendment as the issuance of Class A Common Stock to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend or a fee received in consideration for consenting to the Warrant Amendment (which constructive dividend or fee may be taxable to you).

Certain Warrant holders, such as those that hold five percent or more of our Class A Common Stock prior to the exchange, or that hold Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, will generally be subject to certain information filing and record retention requirements. Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Warrants not Exchanged for our Class A Common Stock pursuant to the Offer

Although the issue is not free from doubt, we intend to treat the adoption of the Warrant Amendment, if approved, as a deemed exchange of existing “old” Warrants for “new” Warrants with the modified terms pursuant to the Warrant Amendment. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the deemed exchange of Warrants for “new” Warrants, (ii) a U.S. Holder’s aggregate tax basis in the “new” Warrants deemed to be received in the exchange should generally equal its aggregate tax basis in its existing Warrants, and (iii) a U.S. Holder’s holding period for the “new” Warrants deemed to be received in the exchange should generally include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment were successfully challenged by the IRS and such deemed exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of our Class A Common Stock- U.S. Holders – Sale or Other Taxable Disposition of our Class A Common Stock.”

Certain Warrant holders, such as those that hold five percent or more of our Class A Common Stock prior to the adoption of the Warrant Amendment, or Warrants and other securities of ours prior to the adoption of the Warrant Amendment with a tax basis of $1 million or more, will generally be subject to certain information filing and record retention requirements. Warrant holders should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Non-U.S. Holders

We intend to treat the exchange of Warrants for our Class A Common Stock pursuant to the Offer or the terms of the Warrant Amendment, and the deemed exchange of “old” Warrants not exchanged for Class A Common Stock in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendment, as a “recapitalization” within the meaning of Section 368(a)(1)((E) of the Code (as described above under “- U.S. Holders”). Accordingly, the tax treatment described above under “- U.S. Holders” to U.S. Holders will generally apply to Non-U.S. Holders as well. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the United States, capital gain or loss recognized with respect to the receipt of cash in lieu of fractional shares will generally not be subject to U.S. federal income tax, and no U.S. federal income tax filings will generally be required solely on account of the exchange of Warrants for our Class A Common Stock, the receipt of cash in lieu of fractional shares of Class A Common Stock, or the deemed exchange of “old” Warrants not exchanged for Class A Common Stock in the Offer for “new” Warrants as a result of the adoption of the Warrant Amendment.

As noted above, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Warrants for our Class A Common Stock and the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require Non-U.S. Holders to recognize taxable income. If our treatment of the exchange of Warrants for our Class A Common Stock or the deemed exchange of “old” Warrants for “new” Warrants as a result of the adoption of the Warrant Amendment were successfully challenged by the IRS and such exchange (or deemed exchange) were not treated as a recapitalization for United States federal income tax purposes, whether Non-U.S. Holders would be subject to taxation should be determined under rules similar to those applicable to dispositions of Class A Common Stock described below under “- Material Tax Consequences of the Ownership and Disposition of our Class A Common Stock - Non-U.S. Holders - Sale or Other Taxable Disposition of our Class A Common Stock.”

Material Tax Consequences of the Ownership and Disposition of our Class A Common Stock

U.S. Holders

Dividends and Distributions

Distributions with respect to our Class A Common Stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in our Class A Common Stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described in under “- Sale or Other Disposition of our Class A Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be entitled to a dividends received deduction in respect of dividends received on our Class A Common Stock, subject to applicable limitations.

Sale or Other Taxable Disposition of our Class A Common Stock

Gain or loss recognized on the sale or other taxable disposition of our Class A Common Stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s adjusted tax basis in our Class A Common Stock disposed of and the amount recognized on the taxable disposition. The deductibility of capital losses is subject to significant limitations under the Code. Any capital gain or loss recognized on a sale or other taxable disposition of our Class A Common Stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.

Non-U.S. Holders

Dividends and Distributions

Subject to the discussion below of effectively connected income, and under “ – Information Reporting and Backup Withholding” and “- Foreign Account Tax Compliance Act,” dividends paid to a Non-U.S. Holder with respect to our Class A Common Stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any distribution not constituting a dividend will be treated first as reducing a Non-U.S. Holder’s basis in our Class A Common Stock and, to the extent it exceeds such basis, as gain from the disposition of our Class A Common Stock, which would generally be treated as described under “—Sale or Other Taxable Disposition of our Class A Common Stock” below. The full amount of any distributions to a Non-U.S. Holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that our Class A Common Stock is not considered to be “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and that we likely are or have been, at any point during the shorter of (i) the five-year period ending on the date of the distribution and (ii) such Non-U.S. Holder’s holding period for our Class A Common Stock, a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes , we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. Holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Sale or Other Taxable Disposition of our Class A Common Stock

Subject to the discussion below under “ – Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock, unless:

(i)

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the Non-U.S. Holder in the United States;

(ii)

the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition, and certain other requirements are met; or

(iii)

we are or have been, at any point during the shorter of the five-year period ending on the date of the sale or other disposition and such Non-U.S. Holder’s holding period for our Class A Common Stock, a USRPHC.

Gain described in (i) above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. Holder. In the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable income tax treaty rate on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain. Gain described in (ii) above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed a U.S. federal income tax return with respect to such losses.

With respect to (iii), we believe we are not, have not been at any point during the past five years, and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our “United States real property interests” relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, however, gain arising from the sale or other taxable disposition of our Class A Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period for our Class A Common Stock.

Information Reporting and Backup Withholding

Payment of distributions on our Class A Common Stock, and the tax withheld (if any) with respect thereto, is subject to information reporting requirements. Backup withholding will generally apply to payment of distributions to Non-U.S. Holders, unless such Non-U.S. Holders furnish to the payor an IRS Form W-8-BEN, W-8BEN-E or W-8ECI (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a “United States person” (as defined under Section 7701(a)(30) of the Code) that is not an exempt recipient. Backup withholding may also apply to the payment of distributions on our Class A Common Stock to certain U.S. Holders, unless such U.S. Holders provide a correct taxpayer identification number and make any other required certification or otherwise establish an exemption.

Payments of the proceeds of a sale or other disposition by a Non-U.S. Holder of our Class A Common Stock within the United States or through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the Non-U.S. Holder as applicable, certifies that it is a Non-U.S. Holder on IRS Form W-8BEN-E, W-8BEN or W-8ECI (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the Non-U.S. Holder is a “United States person” (as defined under Section 7701(a)(30) of the Code), that is not an exempt recipient. Payments of the proceeds of a sale or other disposition by a U.S. Holder of our Class A Common Stock is also generally subject to information reporting and may be subject to backup withholding for certain U.S. Holders, unless such U.S. Holders provide a correct taxpayer identification number and make any other required certification or otherwise establish an exemption.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides, is established or is organized.

Any amount withheld under the backup withholding rules from a payment to a U.S. Holder or a Non-U.S. Holder is generally allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Certain penalties may be imposed by the IRS on a taxpayer who is required to furnish information but does not do so in the proper manner. All holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of our Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which our Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. All holders are encouraged to consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A Common Stock.

Exchange Agent

The depositary and exchange agent for the Offer and Consent Solicitation is:

American Stock Transfer & Trust Company

6201 15th Ave.

Brooklyn, NY 11219

718-921-8380

Additional Information; Amendments

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Prospectus/Offer to Exchange is a part. We recommend that Warrant holders review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer and Consent Solicitation.

We will assess whether we are permitted to make the Offer and Consent Solicitation in all jurisdictions. If we determine that we are not legally able to make the Offer and Consent Solicitation in a particular jurisdiction, we will inform Warrant holders of this decision. The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.

Our board of directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and Warrant holders should consult with personal advisors if they have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents we have filed or furnished with the SEC, including the registration statement on Form S-4 relating to the Offer and Consent Solicitation, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the information agent for the Offer and Consent Solicitation. You may request additional copies of this document, the Letter of Transmittal and Consent or the Notice of Guaranteed Delivery from the information agent. All such questions or requests should be directed to:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-6867

Email: SPIR@dfking.com

We will amend our offering materials, including this Prospectus/Offer to Exchange, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to Warrant holders in connection with the Offer and Consent Solicitation.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our certificate of incorporation, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation and bylaws, copies of which are included as exhibits to the registration statement of which this Prospectus/Offer to Exchange forms a part. We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation and bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law.

Authorized and Outstanding Stock

Our authorized capital stock consists of 1,115,000,000 shares, $0.0001 par value per share, of which:

•	1,000,000,000 shares are designated as Class A Common Stock;

•	15,000,000 shares are designated as Class B common stock, $0.0001 par value (the “Class B Common Stock”); and

•	100,000,000 shares are designated as preferred stock.

The description below summarizes the material terms of our Class A Common Stock, preferred stock, options and Warrants and provisions of our certificate of incorporation, bylaws and the Warrant Agreement. This description is only a summary. For more detailed information, you should refer to exhibits filed as part of the registration statement of which this Prospectus/Offer to Exchange is a part and incorporated by reference into this Prospectus/Offer to Exchange. See “Where You Can Find More Information.”

Common Stock

Our certificate of incorporation authorizes two classes of common stock: Class A Common Stock and Class B Common Stock. The rights of the holders of our Class A Common Stock and our Class B Common Stock are identical, except with respect to voting and certain economics rights. Some of the terms of these classes of our common stock are discussed in greater detail below.

Dividend Rights

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of our Class A Common Stock are entitled to receive dividends on a pro rata basis out of any assets legally available as may be declared from time to time by our board of directors. Dividends may not be declared or paid on our Class B Common Stock.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders would be distributable on an equal priority, pro rata basis to the holders of our Class A Common Stock unless different treatment is approved by the majority of the holders of our Common Stock and our Class B Common Stock, each voting separately as a class, subject to the rights of any holders of any series of our preferred stock then outstanding. Our Class B Common Stock is entitled to receive a maximum of $0.0001 per upon a liquidation, dissolution, or winding up.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters and holders of our Class B Common Stock are entitled to nine votes for each share held at the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of our Class A Common Stock and our Class B Common Stock vote together as a single class, unless otherwise expressly provided in our certificate of incorporation or required by law.

Under our certificate of incorporation, approval of the holders of at least two-thirds of the outstanding shares of our Class B Common Stock, voting as a separate class, is required to:

•

directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of our certificate of incorporation inconsistent with, or otherwise alter, any provision of our certificate of incorporation relating to the voting or other rights, powers, preferences, privileges or restrictions of our Class B Common Stock;

•	reclassify any outstanding shares of our Class A Common Stock into shares having the right to have more than one vote for each share thereof; or

•	issue any shares of our Class B Common Stock.

In addition, Delaware law could require either holders of our Class A Common Stock or of our Class B Common Stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of stock in a manner that affected its holders adversely; and

•

if we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

Subject to any rights of the holders of any series of our preferred stock to elect directors under specified circumstances, the number of directors that constitutes our board of directors will be fixed solely by resolution of our board of directors. Our certificate of incorporation and bylaws have established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. There is no cumulative voting with respect to the election of directors.

Conversion and Transferability

Shares of our Class A Common Stock and our Class B Common Stock are not convertible into any other shares of our capital stock. With respect to Peter Platzer, our Chief Executive Officer, President and Director, Theresa Condor, an Executive Vice President and Director, Jeroen Cappaert, and Joel Spark (collectively, the “Founders”), each share of our Class B Common Stock will automatically and without further action on the part of us or the holders of our Class B common stock be transferred to us for no consideration upon (i) the affirmative written election of such holder, (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the first time after 11:59 p.m. Eastern Time on August 16, 2021, which is the closing date of our merger with NavSight (defined below), that both (a) such Founder is no longer providing services to us as an officer, employee, or consultant and (b) such Founder is no longer one of our directors, (iii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that such Founder’s employment with us is terminated for Cause for Termination (as such term is defined in our certificate of incorporation), or (iv) upon the death or disability of such Founder. In addition, upon the sale, assignment, transfer, or other disposition of shares of Class A Common Stock held by the Founders pursuant to transfers not permitted by our certificate of incorporation, an equivalent number of shares of Class B Common Stock held by such Founder will be automatically and without further action on the part of us or such Founder be transferred to us for no consideration.

Notwithstanding the foregoing, all outstanding shares of our Class B Common Stock will automatically and without further action on the part of us or the holders of Class B Common Stock be transferred to us for no consideration on (i) the date specified by the holders of two-thirds of the then outstanding shares of our Class B Common Stock, voting as a separate class, or in the affirmative written election executed by the holders of two-thirds of the then outstanding shares of our Class B Common Stock, or (ii) the date fixed by our board of directors that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of our Class B Common Stock held by the Founders represents less than 10% of the aggregate number of shares of our Class B Common Stock held collectively by the Founders as of 11:59 p.m. Eastern Time on August 16, 2021.

Other Matters

All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and by filing a certificate pursuant to the applicable law of the State of Delaware (“Preferred Stock Designation”) to fix the designation, powers, preferences, and rights of the shares of each series and any qualifications, limitations, or restrictions thereof. Our board of directors is empowered to increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders, unless required by the Preferred Stock Designation, irrespective of the provisions of the Delaware General Corporation Law (the “DGCL”). Our board of directors is able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. Although we do not currently intend to issue any shares of preferred stock, we can provide no assurance that we will not do so in the future.

Warrants

As of November 14, 2022, 18,099,982 Warrants are outstanding, consisting of 11,499,982 Public Warrants and 6,600,000 Private Warrants.

The Warrants were issued under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this Prospectus/Offer to Exchange forms a part, for a complete description of the terms and conditions applicable to such Warrants.

Public Warrants. Each whole Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 16, 2021, provided in each case that we have an effective registration statement under the Securities Act, covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. The Warrants will expire five years after August 16, 2021, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of our Class A Common Stock issuable upon exercise of the Warrants. We will use commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the issuance of the shares of our Class A Common Stock issuable upon exercise of the Warrants is not effective, Warrant holders may, during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such Warrant for that number of shares of Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (a) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied the excess of the “fair market value” less the exercise price of the Warrants by (b) the fair market value and (ii) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the last reported sale price of the shares of our Class A Common Stock for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Warrants unless an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her, or its Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock;

•

if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), the Private Warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants as described above.

The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume-weighted average price of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the Warrant Agreement, references above to shares of Class A Common Stock shall include a security other than shares of Class A Common Stock into which the shares of Class A Common Stock have been converted or exchanged for in the event we are not the surviving company in the initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A Common Stock to be issued upon exercise of the Warrants if we are not the surviving entity in a merger.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of the Warrant is adjusted. See “—Anti-dilution Adjustments.” If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of the Warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Common Stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Warrants) when the trading price for the shares of Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold. See “—Redemption of Warrants When the Price per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in a merger), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock capitalization or stock dividend payable in shares of Class A Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (iii) in those other cases applicable per the terms of the Warrant Agreement, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between American Stock Trading & Trust Company, as warrant agent, and NavSight. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number, the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Warrants

The Private Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by us, (ii) they (including the Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the Closing, (iii) they may be exercised by the holders on a cashless basis, and (iv) they will be entitled to registration rights.

Other outstanding warrants

In connection with the closing of the Company’s financing with Blue Torch Finance LLC on June 13, 2022, the Company issued warrants to purchase 3,694,880 shares of Class A Common Stock at an exercise price of $2.01 per share. These warrants may be exercised on a cashless basis and are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of ten years from the date of issuance or the consummation of certain acquisitions of the Company.

Dividends

We have not paid any cash dividends on our Class A Common Stock to date. It is the present intention of our board of directors to retain all earnings, if any, for use in its business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent and warrant agent for our Common Stock and Public Warrants, respectively, is American Stock Transfer & Trust Company.

The New York Stock Exchange Listing

Our Class A Common Stock is listed on NYSE under the symbol “SPIR” and our Public Warrants are listed on NYSE under the symbol “SPIR.WS.”

Registration Rights

We have filed a shelf registration statement with the SEC pursuant to (i) the Investor Rights Agreement, dated as of February 28, 2021, by and between us, Six4 Holdings, LLC, Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, William Crowell, Peter Platzer, Theresa Condor, William Porteous and Stephen Messer, which provides that we are required to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities that are held by the parties thereto from time to time, subject to the restrictions on transfer therein, (ii) the PIPE Subscription Agreements, which provides that we are required to register for resale of the shares of Class A Common Stock issued to the PIPE Investors and (iii) pursuant to the warrant agreement, as described above, covering the shares of Class A Common Stock issuable upon exercise of the warrants.

Delaware Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law, our certificate of incorporation, and our bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of us.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above, our Class B Common Stock has nine votes per share, while our Class A Common Stock, which is the only class of our capital stock that is publicly traded, has one vote per share. As a result of this dual class structure, the Founders have an aggregate of ten votes per share of Class A Common Stock, which will provide the Founders significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction.

Board of Directors Vacancies

Our certificate of incorporation and bylaws authorize only a majority of the remaining members of our board of directors, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, the number of directors constituting our board of directors will be permitted to be set only by a resolution of our board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Classified Board

Our board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws provide that our stockholders may not take action by written consent but may only take action at a duly called annual or special meeting of the stockholders. As a result, a holder controlling a majority of the voting power of our capital stock would not be able to amend our bylaws, amend our certificate of incorporation or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Our bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, or our Chief Executive Officer, President, or Secretary, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Any amendment of our certificate of incorporation that requires stockholder approval pursuant to the DGCL requires the affirmative vote of the holders of at least a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. Our bylaws provide that the affirmative vote of the holders of at least a majority of the total voting power of our then outstanding capital stock, voting together as a single class, is required for stockholders to alter, amend or repeal, or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, or other means.

Exclusive Forum

Our bylaws provide that, unless otherwise consented to by us in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders; (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation of bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. Our bylaws further provide that, unless otherwise consented to by us in writing, the federal district courts of the United States are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities, including, without limitation and for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Nothing in this provision will apply to any action brought to enforce a duty or liability created by the Securities Exchange Act of 1934. Stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder. These provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

Our agreements with each of our directors and officers provides that we shall indemnify the executive or director to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained in connection with any suit, action or proceeding the executive may be made a party by reason of being or having been a director or officer of the company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the company or any of its subsidiaries.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the Class A Common Stock covered by this Prospectus/Offer to Exchange has been passed upon for us by Faegre Drinker Biddle & Reath LLP. Certain legal matters relating to the securities offered hereby will be passed upon for the dealer manager by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements incorporated in this Prospectus/Offer to Exchange by reference to the Annual Report on Form 10-K/A of Spire Global, Inc. for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of exactEarth Ltd. as of October 31, 2021 and for the year ended October 31, 2021 incorporated by reference in this Prospectus/Offer to Exchange have been so incorporated in reliance on the report of Macias Gini & O’Connell, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC filings are available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS/OFFER TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this Prospectus/Offer to Exchange by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Offer to Exchange, except to the extent superseded by information contained in this Prospectus/Offer to Exchange or by information contained in documents filed with the SEC after the date of this Prospectus/Offer to Exchange. This Prospectus/Offer to Exchange incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•

our Annual Report on Form  10-K for the year ended December 31, 2021, filed with the SEC on March  30, 2022, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on November 7, 2022, including portions incorporated by reference therein from our Definitive Proxy Statement for our 2022 annual meeting of stockholders, filed with the SEC on April 22, 2022;

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our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022 filed with the SEC on May 11, 2022, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on November 7, 2022, for the quarterly period ended June 30, 2022 filed with the SEC on August 10, 2022, as amended by Amendment No. 1 on Form 10-Q/A filed with the SEC on November 7, 2022, and for the quarterly period ended September 30, 2022 filed with the SEC on November 9, 2022;

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our Current Report on Form 8-K/A filed with the SEC on February  14, 2022 and our Current Reports on Form 8-K filed with the SEC on June  1, 2022, June 14, 2022,  August  11, 2022, September 14, 2022  and October 25, 2022 (other than portions of these documents not deemed to be filed); and

•

the description of our common stock contained in the registration statement on Form 8-A12B filed with the SEC on September 8, 2020, together with any amendment or report that we may file for the purpose of updating this description.

We also incorporate by reference all filings we make after the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Offer to Exchange until the date the exchange offer is consummated or otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this Prospectus/Offer to Exchange. Any such filings shall be deemed to be incorporated by reference and to be a part of this Prospectus/Offer to Exchange from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a Prospectus/Offer to Exchange is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this Prospectus/Offer to Exchange (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Spire Global, Inc.

8000 Towers Crescent Drive, Suite 1100

Vienna, VA 22182

Attn: Investor Relations

Annex A

AMENDMENT NO. 1 TO WARRANT AGREEMENT

This Amendment (this “Amendment”) is made as of [●] , 2022 by and between Spire Global, Inc., a Delaware corporation (f/k/a NavSight Holdings, Inc.) (the “Company”) and American Stock Transfer & Trust Company, a New York corporation as warrant agent (the “Warrant Agent”), and constitutes an amendment to that certain Warrant Agreement, dated as of September 9, 2020 (the “Existing Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend, subject to certain conditions provided therein, the Existing Warrant Agreement with the vote or written consent of the registered holders of at least 65% of the outstanding Public Warrants;

WHEREAS, the Company desires to amend the Existing Warrant Agreement to provide the Company with the right to require the holders of the Warrants to exchange all of the outstanding Warrants for Class A Common Stock of the Company, on the terms and subject to the conditions set forth herein; and

WHEREAS, in the exchange offer and consent solicitation undertaken by the Company pursuant to the Registration Statement on Form S-4(No. 333-[ ]) filed with and declared effective by the Securities and Exchange Commission on [●], 2022, the registered holders of at least 65% of the outstanding Public Warrants consented to and approved this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Existing Warrant Agreement as set forth herein.

1.	Amendment of Existing Warrant Agreement. The Existing Warrant Agreement is hereby amended by adding the new Section 6A thereto:

“6A Mandatory Exchange.

6A.1 Company Election to Exchange. Notwithstanding any other provision in this Agreement to the contrary, all (and not less than all) of the outstanding Warrants may be exchanged, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the registered holders of the outstanding Warrants, as described in Section 6A.2 below, for Class A Common Stock, at the exchange rate of 0.18 shares of Class A Common Stock for each Warrant held by the holder thereof (the “Consideration”) (subject to equitable adjustment by the Company in the event of any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Class A Common Stock). In addition, notwithstanding Section 4.7 hereof, in lieu of issuing fractional shares, any holder of Warrants who would otherwise have been entitled to receive fractional shares as Consideration will, after aggregating all such fractional shares of such holder, be paid in cash (without interest) in an amount equal to such fractional part of a share multiplied by [●]1.

6A.2 Date Fixed for, and Notice of, Exchange. In the event that the Company elects to exchange all of the Warrants, the Company shall fix a date for the exchange (the “Exchange Date”). Notice of exchange shall be mailed by first class mail, postage prepaid, (or, as to holders of Warrants held in global form, in accordance with DTC notice procedures) by the Company not less than fifteen (15) days prior to the Exchange Date to the registered holders of the Warrants at their last addresses as they shall appear on the

[1]

This will be the last sale price of the Company’s Common Stock on the NYSE on the last trading day of the Offer Period (as defined in the Registration Statement on Form S-4 filed with the SEC on November 16, 2022).

registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Company will make a public announcement of its election through a press release following the mailing of such notice.

6A.3 Exercise After Notice of Exchange. The Warrants may be exercised, for cash at any time after notice of exchange shall have been given by the Company pursuant to Section 6A.2 hereof and prior to the Exchange Date. On and after the Exchange Date, the registered holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Consideration.”

2.	Miscellaneous Provisions.

2.1

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.2

Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at Spire Global, Inc., 8000 Towers Crescent Drive, Suite 1100, Vienna, VA 22182, Attention: Thomas Krywe. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

2.3

Counterparts. This Amendment may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.4	Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.5

Entire Agreement. The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed as of the date first above written.

SPIRE GLOBAL, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Agreement Amendment]

Spire Global, Inc.

Offer to Exchange Warrants to Purchase Class A Common Stock

of

Spire Global, Inc.

for

Class A Common Stock of Spire Global, Inc.

and

Consent Solicitation

PRELIMINARY PROSPECTUS/OFFER TO EXCHANGE

The Exchange Agent for the Offer and Consent Solicitation is:

American Stock Transfer and Trust Company

By Mail

American Stock Transfer and Trust Company

6201 15th Ave.

Brooklyn, NY 11219

Any questions or requests for assistance may be directed to the dealer manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus/Offer to Exchange and the Letter of Transmittal and Consent may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Offer and Consent Solicitation.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 796-6867

Email: SPIR@dfking.com

The Dealer Manager for the Offer is:

Deutsche Bank Securities Inc.

1 Columbus Circle

New York, New York 10019

Attention: Equity-Linked Capital Markets

(212) 250-5600

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

We entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements shall also require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit, or proceeding. The registrant believes that these provisions and agreements are necessary to attract qualified directors and executive officers.

We also maintain standard policies of insurance that cover certain liabilities of our directors and officers arising out of claims based on acts of or omissions in their capacities as directors or officers.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Our agreements with each of our directors and officers each provide that we shall indemnify the executive or director to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained in connection with any suit, action or proceeding the executive may be made a party by reason of being or having been a director or officer of the company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the company or any of its subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are included in this registration statement on Form S-4:

Number	Description	Form	File No.	Exhibit(s)	Filing Date

2.1	Business Combination Agreement, dated as of February 28, 2021, by and among the registrant, NavSight Merger Sub Inc., Spire Global Subsidiary, Inc., Peter Platzer, Theresa Condor, Joel Spark, and Jeroen Cappaert.	S-4/A	333-256112	Annex A	July 16, 2021

2.2	Arrangement Agreement and Plan of Arrangement, dated as of September 13, 2021, by and among the registrant, exactEarth Ltd. and Spire Global Canada Acquisition Corp., as amended October 15, 2021.	10-Q	001-39493	2.1	November 10, 2021

3.1	Certificate of Incorporation of Spire Global, Inc.		333-259733	3.1	September 23, 2021

3.2	Bylaws of Spire Global, Inc.		333-259733	3.2	September 23, 2021

4.1	Specimen Class A Common Stock Share Certificate of the registrant.	8-K	001-39493	4.1	August 20, 2021

Number	Description	Form	File No.	Exhibit(s)	Filing Date

4.2	Specimen Warrant Certificate (included in Exhibit 4.3).	S-1/A	333-240100	4.4	August 5, 2020

4.3	Warrant Agreement, dated as of September 9, 2020, by and between American Stock Transfer & Trust Company, LLC and the registrant.	S-1/A	333-240100	4.4	August 5, 2020

5.1	Opinion of Faegre Drinker Biddle & Reath LLP (including consent of counsel)

8.1	Tax Opinion of Faegre Drinker Biddle & Reath LLP (including consent of counsel)

10.1+	Spire Global, Inc. 2021 Equity Incentive Plan and forms of agreement thereunder.	S-1	333-259733	10.3	September 23, 2021

10.2+	Spire Global, Inc. 2021 Employee Stock Purchase Plan.	S-1	333-259733	10.4	September 23, 2021

10.3+	Outside Director Compensation Policy of Spire Global, Inc., as amended November 9, 2021, and election forms thereunder.	10-Q	001-39493	10.6	November 10, 2021

10.4	Investor Rights Agreement, dated as of February 28, 2021, by and among the registrant, Six4 Holdings, LLC, Gilman Louie, Henry Crumpton, Jack Pearlstein, Robert Coleman, William Crowell, Peter Platzer, Theresa Condor, William Porteous and Stephen Messer.	S-4/A	333-256112	Annex I	July 16, 2021

10.5+	Long Term Employment Contract, dated as of January 1, 2022, by and between Spire Global Luxembourg Sàrl and Peter Platzer.	10-K	001-39493	10.6	March 30, 2022

10.6+	Expatriation Letter, dated as of December 12, 2017, by and between Spire Global, Inc. and Peter Platzer.	S-4/A	333-256112	10.10	July 16, 2021

10.7+	Tax Equalization Policy, dated as of December 12, 2017, by and between Spire Global, Inc. and Peter Platzer.	S-4/A	333-256112	10.11	July 16, 2021

10.8+	Form of Offer Letter by and between Spire Global, Inc. and each of Thomas Krywe and Ananda Martin.	S-4/A	333-256112	10.12	July 16, 2021

10.9+	Offer Letter, dated as of July 19, 2017, by and between Spire Global, Inc. and Keith Johnson.	S-4/A	333-256112	10.13	July 16, 2021

10.10+	Long Term Employment Contract, dated as of January 1, 2018, by and between Spire Global Luxembourg Sàrl and Theresa Condor.	S-4/A	333-256112	10.15	July 16, 2021

10.11+	Form of Spire Global, Inc. 2021 Commission Plan.	S-4/A	333-256112	10.16	July 16, 2021

Number	Description	Form	File No.	Exhibit(s)	Filing Date

10.12+	Form of Spire Global, Inc. 2021 Salary Adjustment and Annual Performance Bonus.	S-4/A	333-256112	10.17	July 16, 2021

10.13+	Form of Change in Control and Severance Agreement of Spire Global, Inc.	S-4/A	333-256112	10.18	July 16, 2021

10.14	Contribution Agreement by and between Her Majesty the Queen in Right of Canada and exactEarth Ltd. dated as of October 18, 2018, with Amendment No. 1 dated as of November 22, 2021.	10-K	001-39493	10.15	March 30, 2022

10.15	Financing Agreement dated as of June 13, 2022, among Spire Global, Inc., Spire Global Subsidiary, Inc., Austin Satellite Design, LLC, Blue Torch Finance LLC and the lenders party thereto.	8-K	001-39493	10.1	June 14, 2022

10.16	Security Agreement dated as of June 13, 2022, among Spire Global, Inc., Spire Global Subsidiary, Inc., Austin Satellite Design, LLC and Blue Torch Finance LLC.	8-K	001-39493	10.2	June 14, 2022

10.17	Dealer Manager and Solicitation Agreement, dated as of November 16, 2022, by and between Spire Global, Inc. and Deutsche Bank Securities Inc.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Macias Gini & O’Connell, LLP

23.3	Consent of Faegre Drinker Biddle & Reath LLP (filed as part of Exhibit 5.1 and Exhibit 8.1)

24.1	Powers of Attorney (included on the signature page to this Registration Statement)

99.1	Form of Letter of Transmittal and Consent

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5	Tender and Support Agreement, dated as of November 16, 2022, by and between the Company and Supporting Stockholders.

107	Filing Fee Table

Item 22. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 16th day of November, 2022.

SPIRE GLOBAL, INC.

By:	/s/ Peter Platzer
Name:	Peter Platzer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Theresa Condor, Thomas Krywe and Boyd Johnson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power to act separately and full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Peter Platzer Peter Platzer	Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2022

/s/ Thomas Krywe Thomas Krywe	Chief Financial Officer (Principal Financial and Accounting Officer)	November 16, 2022

/s/ Joan Amble Joan Amble	Director	November 16, 2022

/s/ Theresa Condor Theresa Condor	Chief Operating Officer and Director	November 16, 2022

/s/ Dirk Hoke Dirk Hoke	Director	November 16, 2022

/s/ Stephen Messer Stephen Messer	Director	November 16, 2022

/s/ Jack Pearlstein Jack Pearlstein	Director	November 16, 2022

/s/ William Porteous William Porteous	Director	November 16, 2022